Exhibit 99

WESTERN GAS RESOURCES, INC.

ANNOUNCES SETTLEMENT WITH COMMODITY FUTURES TRADING COMMISSION

DENVER, July 1, 2004.  Western Gas Resources, Inc. (NYSE:WGR) today announced that it has reached a settlement with the Commodity Futures Trading Commission (CFTC) on a previously disclosed matter regarding the inaccurate reporting of natural gas trading information to energy industry trade publications.

Under the terms of the settlement, in order to resolve the CFTC investigation, the Company agreed to pay a civil monetary penalty in the amount of $7.0 million without admitting or denying the findings in the CFTC’s order.  This settlement will result in a charge of approximately $0.09 per fully diluted share of common stock and will be reflected in the Company’s second quarter 2004 results of operations.

The Company disclosed on September 29, 2003, that during an internal review it had discovered that certain employees in its marketing department furnished inaccurate information regarding natural gas transactions to energy publications, which compile and report energy index prices.  The Company has discontinued the practice of reporting pricing information to the industry publications and has taken further appropriate action including the dismissal of one manager in its marketing department.

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090

Email: rwirth@westerngas.com